Exhibit 99.1

LEXINGTON REALTY TRUST TRADED: NYSE: LXP ONE PENN PLAZA, SUITE 4015 NEW YORK, NY 10119-4015

Contact:
Investor or Media Inquiries for Lexington Realty Trust:
Heather Gentry, Senior Vice President of Investor Relations
Lexington Realty Trust
Phone: (212) 692-7200 E-mail: hgentry@lxp.com

FOR IMMEDIATE RELEASE
March 25, 2019

LEXINGTON REALTY TRUST APPOINTS PATRICK CARROLL AS CHIEF RISK OFFICER AND BETH BOULERICE AS CHIEF FINANCIAL OFFICER

New York, NY - March 25, 2019 - Lexington Realty Trust (NYSE:LXP) (“Lexington”), a real estate investment trust (REIT) focused on single-tenant industrial real estate investments, today announced that Executive Vice President Patrick Carroll has been appointed as Lexington’s Chief Risk Officer. Mr. Carroll previously served as Lexington’s Chief Financial Officer since 1998 and Treasurer since 1999.

Lexington also announced that Executive Vice President Beth Boulerice has been appointed as Lexington’s Chief Financial Officer (principal financial officer) and Treasurer. Ms. Boulerice previously served as Lexington’s Chief Accounting Officer. Prior to joining Lexington in 2007, Ms. Boulerice was the Chief Accounting Officer at Newkirk Realty Trust and held various accounting roles at First Winthrop Corporation.

Additionally, Lexington welcomed Mark Cherone, who has been appointed Lexington’s Chief Accounting Officer (principal accounting officer). Prior to joining Lexington in March 2019, Mr. Cherone had been Corporate Controller for Brandywine Realty Trust since 2012.

T. Wilson Eglin, Chief Executive Officer and President of Lexington Realty Trust, commented “As CFO for over 20 years, Pat has demonstrated remarkable and thoughtful leadership in guiding Lexington through many cycles of the financial markets and the public accounting environment. The announcement today is the culmination of a process that began over a year ago. Pat, who will now focus on organization-wide risk-management, was integral in Beth’s shift to our Chief Financial Officer role. Beth’s expertise and institutional knowledge ensures that the transition will be a smooth one. We wish Pat, Beth, and Mark great success in their new roles.”

ABOUT LEXINGTON REALTY TRUST
Lexington Realty Trust (NYSE: LXP) is a publicly traded real estate investment trust (REIT) that owns a diversified portfolio of real estate assets consisting primarily of equity investments in single-tenant net-leased commercial properties across the United States. Lexington seeks to expand its industrial portfolio through build-to-suit transactions, sale-leaseback transactions and acquisitions. For more information or to follow Lexington on social media, visit www.lxp.com.

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